EXHIBIT 99.1

GAIN Capital Appoints Jason Emerson as Chief Financial Officer

NEW YORK, LONDON, and SINGAPORE – September 16, 2013 – GAIN Capital Holdings, Inc. (NYSE:GCAP), a global provider of online trading services, today announced the appointment of Jason Emerson as its Chief Financial Officer (CFO), effective October 1, 2013.

“Jason is an accomplished executive who brings the right mix of strategic insight, industry experience, and financial acumen to the CFO position,” said Glenn Stevens, CEO of GAIN Capital. “I am confident Jason will be an excellent addition to GAIN’s leadership team.”

Mr. Emerson was most recently Managing Director and Business Manager of KCG Holding’s Global Execution Services division, responsible for all financial and operational aspects of the business. Previously, he served as KCG’s Director of Financial Operations. Prior to KCG, Mr. Emerson held financial and operational positions at Instinet, Merrill Lynch and PricewaterhouseCoopers.

“I am pleased to be joining GAIN, an innovative company with a reputation for delivering best-in-class trading solutions,” said Mr. Emerson. “I look forward to working closely with the rest of the executive team to help drive GAIN’s future growth and expansion.”

GAIN’s interim CFO, Daryl Carlough, will be leaving the company to pursue other opportunities. “We thank Daryl for his contributions to GAIN, and wish him well in his future endeavors,” added Mr. Stevens.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN's innovative trading technology provides market access and highly automated trade execution services across multiple asset classes to a diverse client base of retail and institutional investors.

GAIN's businesses include FOREX.com, which provides retail traders around the world access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices; GTX, a fully independent FX ECN for hedge funds and institutions and OEC, an innovative online futures broker.

GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions. For further company information, visit www.gaincapital.com.

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com

Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com